EXHIBIT 11.1

SCHEDULE OF COMPUTATION OF NET LOSS PER SHARE

                                                                   THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                      SEPTEMBER 30,                         SEPTEMBER 30,
                                                                 1998               1997               1998               1997
                                                              ----------         ----------         ----------         ----------
Net loss applicable to common stock                             (800,208)          (470,084)        (1,074,814)          (767,217)

Weighted average number of common shares equivalent:
Common shares outstanding                                      4,541,266          3,684,428          4,563,207          3,684,428
Common equivalent shares representing shares
  issuable upon exercise of stock options and warrants

Incremental common equivalent shares (calculated                       0                  0                  0                  0
  using the higher of end of period or average fair
  market value)

    Total weighted average shares - as adjusted                4,541,266          3,684,428          4,563,207          3,684,428

    Basic                                                          (0.18)             (0.13)             (0.24)             (0.21)
    Diluted                                                        (0.18)             (0.13)             (0.24)             (0.21)


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